Exhibit 10.22

CAMPING WORLD HOLDINGS, INC.

EXECUTIVE OFFICER STOCK OWNERSHIP POLICY

as of October 6, 2016

Purpose

This Executive Officer Stock Ownership Policy (the “Policy”) of Camping World Holdings, Inc. (“Camping World”) is designed to align the interests of executive officers of Camping World with the interests of Camping World’s common stockholders. This Policy shall become effective as of the day prior to the first date upon which Camping World’s Class A common stock (“Common Stock”) is listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a national market security on an interdealer quotation system (the “Effective Date”) and if the Company’s initial public offering is not consummated on or prior to March 31, 2017 this policy shall be void ab initio.

Eligibility

This Policy shall apply to certain Executive Officers of Camping World. For purposes of this Policy, “Executive Officer” shall mean the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, and any other executive officer as determined by Camping World’s Board of Directors.

Share Retention Requirement

Following the Compliance Date (as defined below), the Executive Officers are encouraged to hold (and not transfer), a pre-defined percentage of all “net settled shares” (as defined below) received from the vesting, delivery or exercise of equity awards granted under the equity award plans of Camping World or CWGS Holdings, LLC (“CWGS Holdings”) or the redemption of membership interests in CWGS Holdings (“LLC Interests”), if the Executive Officer’s total Qualifying Shareholdings (as defined herein) are less in value than the Executive Officer’s applicable ownership threshold, as reflected under “Fixed Dollar Amount or Salary Multiple Used to Determine Ownership Threshold” below.  This share retention requirement applies to an Executive Officer only if such Executive Officer has not achieved his or her applicable ownership threshold at any time on or following such Executive Officer’s Compliance Date (as defined below).

For purposes of this Policy, “net settled shares” means those shares of Common Stock or LLC Interests that remain after payment of (i) the exercise price of stock options or purchase price of other awards and all applicable withholding taxes, and (ii) all applicable transaction costs.

The percentage of net settled shares required after the Compliance Date to be held if the Executive Officer’s Qualifying Shareholdings after the Compliance Date is less than his or her applicable ownership threshold is 50%.

Ownership Guidelines

Effective as of the fifth anniversary of the later of (i) the Effective Date, (ii) the date of an Executive Officer’s hire by Camping World and (iii) the date of an employee’s internal promotion to an Executive Officer position subject to the Policy (such later date, an Executive Officer’s “Compliance Date”), each Executive Officer is encouraged to hold Qualifying Shareholdings that are at least equal in value to the Executive Officer’s ownership threshold.

Camping World uses the closing price per share of Common Stock on the applicable measurement date to determine the number of Qualifying Shareholdings required to meet the following thresholds, which are calculated as a fixed dollar amount or multiple of the Executive Officer’s base salary in effect from time to time:

Executive	Fixed Dollar Amount or Salary Multiple
Used to Determine
Ownership Threshold
Chief Executive Officer	$5,000,000
Executive Officers	3x

Any person who becomes subject to the Policy after the Effective Date will have his or her initial individual threshold established based upon his or her title and base salary in effect at the time he or she becomes subject to the Policy.

Once established, an Executive Officer’s fixed dollar amount or salary multiple used to determine the ownership threshold will not change as a result of fluctuations in Common Stock price, and will not change as a result of a change in his or her base salary that is not made in connection with a change in title, but may increase or decrease as a result of a change in title of the Executive Officer in accordance with the chart above; provided that an Executive Officer will not be required to hold the increased number of Qualified Shareholdings required as a result of a promotion until the second anniversary of such promotion.

Qualifying Shareholdings

Securities that qualify in determining whether an Executive Officer has satisfied the shareholding requirements of this Policy (“Qualifying Shareholdings”) include:  (i) issued and outstanding shares of Common Stock held, directly or indirectly, beneficially or of record by the Executive Officer that are not subject to transfer or other restrictions; (ii) issued and outstanding LLC Interests held, directly or indirectly, beneficially or of record by the Executive Officer; (iii) issued and outstanding shares of Common Stock or LLC Interests held by a Qualifying Trust (as defined below); (iv) issued and outstanding shares of Common Stock or LLC Interests held by a 401(k) or other qualified pension or profit-sharing plan for the benefit of the Executive Officer (whether denominated in shares or units); and (v) shares of Common Stock underlying vested Camping World time-based stock options, restricted stock and restricted stock units; provided that the number of shares of Common Stock underlying stock options, restricted stock or restricted stock units constituting Qualifying Shareholdings shall equal the number of shares of Common Stock that would be deliverable upon exercise or settlement in full of the respective

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awards, less (A) a number of shares of Common Stock with a value equal to any applicable withholding taxes, utilizing an assumed tax rate equal to 40% (the “Tax Withholding Amount”), and (B) in the case of stock options, a number of shares of Common Stock with a value equal to the exercise price thereof.  Camping World uses the closing price per share of Common Stock on the applicable measurement date to determine the number of shares needed to satisfy the Tax Withholding Amount and the exercise price.

For purposes of the foregoing paragraph, “beneficial ownership” shall mean the ownership or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, position, or otherwise, of (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. “Qualifying Trust” means a trust created for the benefit of the Executive Officer, the Executive Officer’s spouse, or members of the Executive Officer’s immediate family.

Qualifying Shareholdings Reporting

Each Executive Officer shall report in such Executive Officer’s annual Director and Officer Questionnaire (“D&O Questionnaire”) his or her Qualifying Shareholdings as of the date the D&O Questionnaire is completed and, in the case of newly appointed (whether through promotion or new employment) Executive Officers, such information shall also be reported in such Executive Officer’s initial D&O Questionnaire.

Remedies for Non-Compliance

Any Executive Officer who does not comply with this Policy following his or her Compliance Date shall be subject to discipline by Camping World, up to and including termination of employment.  In addition, Camping World’s Compensation Committee (the “Committee”) has the authority to review each Executive Officer’s compliance (or progress towards compliance) with this Policy from time to time following such Executive Officer’s Compliance Date and, in its sole discretion, to impose such conditions, restrictions or limitations on any Executive Officer as the Committee determines to be necessary or appropriate in order to achieve the purposes of this Policy.  For example, the Committee may mandate that an Executive Officer retain (and not transfer) all or a portion of any shares or LLC Interests delivered to the participant through the equity plans of Camping World or CWGS Holdings (or any shares received upon redemption of LLC Interests) or otherwise restrict the Executive Officer’s transfer or redemption of previously owned shares or LLC Interests.  With regard to Executive Officers other than the CEO, the Committee may delegate this authority to the CEO as it deems appropriate from time to time.

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Undue Hardship

There may be instances in which this Policy would place a severe hardship on an Executive Officer or prevent the Executive Officer from complying with a court order, such as a divorce settlement, or other legal requirement.  In these instances, the Executive Officer must submit a request in writing to the Chairman of the Compensation Committee or his or her designee that summarizes the circumstances and describes the extent to which an exemption is being requested.  The Chairman of the Compensation Committee or his or her designee will make the final decision as to whether an exemption will be granted.  If such a request is granted in whole or part, the Chairman of the Compensation Committee or his or her designee will work with the Executive Officer to develop an alternative stock ownership plan that reflects both the intention of this Policy and the Executive Officer’s individual circumstances.

Administration

This Policy is administered and interpreted by the Committee.  The Committee retains the authority to make exceptions to or waivers of the Policy based upon changes in circumstances or to otherwise amend or alter the Policy as it may determine appropriate.  The Committee will review each Executive Officer’s compliance efforts with respect to this Policy no less than annually, and will review this Policy from time to time as the Committee deems necessary or appropriate.

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